Exhibit 10.1

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“First Amendment”) is made and entered into as of the 23rd day of September, 2008, by and between MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company (“Landlord”) and OREXIGEN THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Office Lease dated as of December 7, 2007 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord certain office space located in that certain building located and addressed at 3344 North Torrey Pines Court, San Diego, California (the “Building”).

B. By this First Amendment, Landlord and Tenant desire to expand the Existing Premises (as defined below) and to otherwise modify the Lease as provided herein.

C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1. The Existing Premises. Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord approximately 22,229 rentable and 19,818 usable square feet (consisting of 9,628 rentable and 8,584 usable square feet of space on the first (1st) floor of the Building and 12,601 rentable and 11,234 usable square feet of space on the second (2nd) floor of the Building) (collectively, the “Existing Premises”), as more particularly described in the Lease.

2. Expansion of the Existing Premises; Expansion Commencement Date.

2.1. Expansion Space. That certain space located on the plaza level of the Building containing approximately 9,312 rentable (8,281 usable) square feet in the Building as outlined on the floor plan attached hereto as Exhibit “A” and made a part hereof, may be referred to herein as the “Expansion Space.”

2.2. Expansion Commencement Date. Effective as of the date (“Expansion Commencement Date”) that is the later of (i) April 1, 2009 or (ii) the date of Substantial Completion of the Improvements (as defined in the Work Letter Agreement attached hereto as Exhibit “B”) (or the date Substantial Completion would have occurred but for Tenant Delays (as defined in Exhibit “B”)), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space. Landlord and Tenant hereby stipulate and agree that such addition of the Expansion Space to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the number of square feet leased by Tenant in the Project to a total of 31,541 rentable (28,099 usable) square feet. Effective as of the Expansion Commencement Date, all references to the “Premises” shall mean and refer to the Existing Premises as expanded by the Expansion Space.

3. Expansion Space Term. The term of the Lease of the Expansion Space shall commence as of the Expansion Commencement Date and shall terminate on the July 31, 2013 lease expiration date (“Lease Expiration Date”). The period from the Expansion Commencement Date through the Lease Expiration Date shall be referred to herein as the “Expansion Space Term.”

4. Monthly Basic Rent for the Expansion Space. Effective as of the Expansion Commencement Date, Tenant shall pay, in accordance with the provisions of this Section 4, and subject to abatement pursuant to Section 5 below, Monthly Basic Rent for the Expansion Space as follows:

Months of Lease Term	Monthly Basic Rent	Monthly Basic Rent Per Rentable Square Foot
Expansion Commencement Date – 12	$33,988.80	$3.65
13 – 24	$35,199.36	$3.78
25 – 36	$36,409.92	$3.91
37 – 48	$37,713.60	$4.05
49 – Lease Expiration Date	$39,017.28	$4.19

5. Monthly Basic Rent Abatement. Notwithstanding anything to the contrary contained in the Lease or in this First Amendment, and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this First Amendment, Landlord hereby agrees to abate Tenant’s obligation to pay Monthly Basic Rent for the second (2nd) month of the Expansion Space Term. During such abatement period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended by this First Amendment.

6. Tenant’s Percentage and Base Year. Notwithstanding anything to the contrary in the Lease, commencing as of the Expansion Commencement Date and continuing during the Expansion Space Term, Tenant’s Percentage for the Premises (including the Existing Premises and the Expansion Space) shall be 68.21% and the Base Year for the Expansion Space shall be the calendar year 2009. The Base Year for the Existing Premises shall remain the calendar year 2008. The total rentable square feet of the Building is 46,238 feet, and the total square feet leased by Tenant in the Project is 31,541 rentable (28,099 usable) square feet.

7. Additional Exterior Sign. Subject to the approval of all applicable governmental and quasi-governmental entities, and subject to any covenants, conditions and restrictions and all applicable governmental and quasi-governmental laws, rules, regulations and codes and the terms and conditions of the Lease, Landlord grants Tenant the exclusive right to install one (1) additional exterior sign on the south face of the Building (with the exact location to be determined by Landlord and approved by Tenant such approval not to be unreasonably withheld or delayed) (the “Additional Exterior Sign”). Such Additional Exterior Sign shall be at an initial monthly fee to Tenant of Five Hundred Dollars ($500.00) per month (which amount shall be payable by Tenant to Landlord at the same time and in the same manner as Monthly Basic Rent is payable by Tenant under the Lease) and which monthly fee is subject to increase during the Option Term described in Section 2.2 of the Lease. All of the other terms, conditions and provisions of Section 6.2(b) of the Lease (pertaining to Tenant’s Exterior Signage) shall apply to Tenant’s rights to the Additional Exterior Sign.

8. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than The Muller Company (“Landlord’s Broker”) and The Staubach Company-San Diego, Inc. (“Tenant’s Broker”). Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder’s fee by any entity (other than Landlord’s Broker or Tenant’s Broker) who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this First Amendment.

9. Parking. Effective as of the Expansion Commencement Date, Tenant shall be entitled to an additional twenty-two (22) unreserved, uncovered parking privileges and three (3) additional reserved parking privileges in the subterranean garage at the Project, all at no additional cost to Tenant. Tenant’s use of such additional parking privileges shall be subject to all of the terms and provisions of Section 6.2 of the Lease. Effective as of the date hereof, Tenant hereby exercises its right to lease the additional three (3) reserved parking privileges provided to Tenant under Section 1.16 of the Summary of the Lease (at the initial parking rate provided therein and subject to increase during the Option Term as provided therein) except that Tenant’s leasing of such additional three (3) reserved parking spaces shall be irrevocable and Tenant shall not have the right to rescind its obligation to lease such additional three (3) reserved parking spaces).

10. Condition of the Expansion Space. Except as specifically set forth in the Lease (and the Work Letter Agreement attached hereto), after Landlord substantially completes the Tenant Improvements and subject to Section 11.1 of the Lease, Tenant hereby agrees to accept the Expansion Space in its “as-is” condition and Tenant hereby acknowledges that Landlord, except as provided in the Work Letter Agreement attached hereto as Exhibit “B,” shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space.

11. Early Entry. Tenant’s early entry rights are set forth in Section 6.1 of Exhibit “B” attached hereto.

12. Existing Letter of Credit; Additional Letter of Credit.

12.1. Existing Letter of Credit. Tenant has previously deposited with Landlord a Letter of Credit in the initial amount of One Million Dollars ($1,000,000.00) (“Existing Letter of Credit”). Landlord shall continue to hold the Existing Letter of Credit, subject to any reduction per the terms of the Lease, in accordance with the terms and conditions of Section 5 of the Lease.

12.2. Additional Letter of Credit. Concurrently with Tenant’s execution and delivery of this First Amendment to Landlord, Tenant shall deliver to Landlord, as protection for Landlord to assure the full and faithful performance by Tenant of all of its obligations under the Lease (as modified by this First Amendment) and for all losses and damages Landlord may suffer as a result of any default (beyond the expiration of all applicable notice and cure periods) by Tenant under the Lease (as modified by this First Amendment), an irrevocable and unconditional negotiable letter or letters of credit (collectively, the “Letter of Credit”), in substantially the form as the Existing Letter of Credit, running in favor of Landlord issued by Silicon Valley Bank, or such other bank that is reasonably acceptable to Landlord (“Bank”), and under the supervision of the Superintendent of Banks of the State of California, in the initial amount, in the aggregate, of Four Hundred Twenty Thousand Dollars ($420,000.00) (“Stated Amount”); provided, however, that, except as hereinafter provided, commencing on the first (1st) anniversary of the Expansion Commencement Date and on each annual anniversary of the Expansion Commencement Date thereafter (each, an “Adjustment Date”), the Stated Amount shall, subject to the terms hereof, be reduced, in the aggregate, as follows:

Adjustment Date	Stated Amount
Initial Amount	$420,000.00
Month 13 of Expansion Space Term	$281,400.00
Month 25 of Expansion Space Term	$188,538.00
Month 37 of Expansion Space Term	$94,269.00
Month 49 of Expansion Space Term	$0.00

However, if (i) a default (beyond the expiration of all applicable notice and cure periods) by Tenant occurs under the Lease (as modified by this First Amendment), or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute a default by Tenant, and Tenant has failed to cure such default within the cure period permitted by Section 23 of the Lease or such lesser time as may remain before the relevant Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default shall have been fully cured pursuant to the terms of the Lease, at which time the Stated Amount may be reduced as hereinabove described. All of the terms and provisions of Section 5 of the Lease pertaining to the Existing Letter of Credit shall apply with full force to the Additional Letter of Credit except to the extent inconsistent with the terms hereof.

13. Signing Authority. Each individual executing this First Amendment on behalf of Tenant and Landlord hereby represents and warrants that it is a duly incorporated and existing entity qualified to do business in the State of California and that it has full right and authority to execute and deliver this First Amendment and that each person signing on behalf of Landlord and Tenant is authorized to do so.

14. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

LANDLORD:	MULLROCK 3 TORREY PINES, LLC, a Delaware limited liability company

	By:	Mullrock 3 Torrey Pines Manager, LLC, a Delaware limited liability company Its Non-Member Manager

	By:	Mullrock 3, LLC, a Delaware limited liability company Its Sole Member

		By:	Muller-Rock 3, LLC, a California limited liability company Its Managing Member

			By:	/s/ Stephen J. Muller
			Name:	Stephen J. Muller
			Title:	Managing Member

“TENANT”	OREXIGEN THERAPEUTICS, INC., a Delaware corporation

	By:	/s/ Graham K. Cooper
		Print Name:	Graham K. Cooper
		Print Title:	Chief Financial Officer

	By:	/s/ Anthony McKinney
		Print Name:	Anthony McKinney
		Print Title:	Chief Business Officer

EXHIBIT “A”

EXPANSION SPACE

STAIR #1
4
EL. MACHINE
1
MEN'S
2
WOMEN'S
3
TELE.
7
VESTIBULE
8A
STAIR #2
5
OPEN MECH. EQUIP YARD
8

This Exhibit “A” is provided for informational purposes only and is intended to be only an approximation of the layout of the Expansion Space and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the Expansion Space.

EXHIBIT “A”

EXHIBIT “B”

WORK LETTER AGREEMENT

This Work Letter Agreement (“Work Letter Agreement”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space. All references in this Work Letter Agreement to “the First Amendment” shall mean the relevant portions of the First Amendment to which this Work Letter Agreement is attached as Exhibit “B.”

SECTION 1

BASE, SHELL AND CORE

Landlord has constructed, through its contractor, the base, shell and core of the Expansion Space and the Building (collectively, the “Base, Shell and Core”), and Tenant, subject to Section 11.1 of the Lease, shall accept the Base, Shell and Core in its current “As-Is” condition existing as of the date of the First Amendment and the Expansion Commencement Date. Landlord shall install in the Expansion Space certain “Tenant Improvements” (as defined below) pursuant to the provisions of this Work Letter Agreement. Except for the Tenant Improvement work described in this Work Letter Agreement and except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Expansion Space, the Building or the Project.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding Sixty Dollars ($60.00) per usable square foot of the Expansion Space (i.e., up to Four Hundred Twenty-Seven Thousand Eight Hundred Dollars ($427,800.00), based on 7,130 usable square feet of the Expansion Space (with the usable square feet of the Expansion Space modified for purposes of calculating the Tenant Improvement Allowance and excludes, for this purpose, the usable square footage comprising the balconies and restrooms in the Premises (1,151 usable square feet in the aggregate)) (the “Tenant Improvements”). In the event the costs of the Tenant Improvements exceed the Tenant Improvement Allowance, Tenant shall pay such amount to Landlord in cash, prior to construction of the Tenant Improvements. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter Agreement in a total amount which exceeds the Tenant Improvement Allowance. Tenant shall not be entitled to receive any cash payment or credit against rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below).

2.2 Disbursement of the Tenant Improvement Allowance. Except as otherwise set forth in this Work Letter Agreement, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursement shall be made pursuant to Landlord’s standard disbursement process), only for the Tenant Improvement Allowance Items described in Section 2.2 of the Work Letter Agreement to the Lease (which are incorporated herein by this reference).

2.3 Specifications for Building Standard Components. Section 2.3 of the Work Letter Agreement attached to the Lease shall apply to the design and construction of Expansion Space.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Augustine Design Group to prepare the Space Plan (the “Architect”) (with the commercially reasonable costs of the same to be an Allowance Item). Landlord shall retain engineering consultants selected by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Expansion Space. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” The remaining terms of Section 3.1 of the Work Letter Agreement attached to the Lease are deemed incorporated herein by this reference.

EXHIBIT “B”

3.2 Final Space Plan. As soon as reasonably possible after the date of the First Amendment, Tenant and Architect shall prepare the final space plan for Tenant Improvements in the Expansion Space (the “Final Space Plan”), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord’s approval.

3.3 Final Working Drawings. Based on the Final Space Plan, Tenant shall cause the Architect and Landlord shall cause the Engineers to complete the architectural and engineering drawings for the Expansion Space, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same concurrently (i) to Landlord for Landlord’s approval and (ii) on or before the date set forth therefor in Section 1 of Schedule 1, to the applicable local governmental agency for all applicable building permits necessary to allow “Contractor,” as that term is defined in Section 4.1 of this Work Letter Agreement, to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”). Landlord shall approve or reasonably disapprove the Final Working Drawings or any revisions thereto within five (5) business days after Tenant delivers the Final Working Drawings or such revisions to Landlord (and any delay by Landlord in so responding shall not be a Tenant Delay). This procedure shall be repeated until the Final Working Drawings are approved by Landlord.

3.4 Approved Working Drawings. The Final Working Drawings approved by Landlord pursuant to Section 3.3 above shall be referred to herein as the “Approved Working Drawings”. In connection with the submittal for the Permits, Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord’s option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal. Notwithstanding the foregoing, Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Expansion Space and that the obtaining of the same shall be Tenant’s responsibility; provided, however, that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, provided that Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings, if such change would directly or indirectly delay the Substantial Completion of the Expansion Space.

3.5 Time Deadlines. Tenant shall cooperate with Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor, for approval of the “Cost Proposal,” as that term is defined in Section 4.2 below, in accordance with the dates set forth in Schedule 1. Tenant shall meet with Landlord on a weekly (or such other basis as Landlord shall reasonably determine) to discuss Tenant’s progress in connection with the same. Certain of applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter Agreement are set forth and further elaborated upon in Schedule 1 (the “Time Deadlines”), attached hereto. Tenant agrees to comply with the Time Deadlines.

3.6 Change Orders. Section 3.6 of the Work Letter Agreement of the Lease (pertaining to change orders) shall apply with respect to changes desired by Tenant to the Approved Working Drawings.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Contractor. A contractor (“Contractor”), under the supervision of and selected by Landlord, shall construct the Tenant Improvements. The Tenant Improvements shall be constructed by the Contractor in compliance with all applicable laws and in a good and workmanlike manner.

EXHIBIT “B”

4.2 Cost Proposal. After the Approved Working Drawings are signed by Landlord and Tenant, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Tenant Improvement Allowance Items (including permits and architect fees and any other fees such as construction management) to be incurred by Tenant in connection with the construction of the Tenant Improvements (the “Cost Proposal”). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same. The date by which Tenant must approve and deliver the Cost Proposal shall be known hereafter as the “Cost Proposal Delivery Date”.

4.3 Construction of Tenant Improvements by Landlord’s Contractor under the Supervision of Landlord.

4.3.1 Over-Allowance Amount. On the Cost Proposal Delivery Date, Tenant shall deliver to Landlord cash in an amount (the “Over-Allowance Amount”) equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance (less any portion thereof already disbursed by Landlord, or in the process of being disbursed by Landlord, on or before the Cost Proposal Delivery Date). The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any then remaining portion of the Tenant Improvement Allowance, and such disbursement shall be pursuant to the same procedure as the Tenant Improvement Allowance. In the event that, after the Cost Proposal Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be added to the Cost Proposal and shall be paid by Tenant to Landlord immediately upon Landlord’s request to the extent such additional costs increase any existing Over-Allowance Amount or result in an Over-Allowance Amount. Following completion of the Tenant Improvements, Landlord shall deliver to Tenant a final cost statement which shall indicate the final costs of the Tenant Improvement Allowance Items, and if such cost statement indicates that Tenant has underpaid or overpaid the Over-Allowance Amount, then within ten (10) business days after receipt of such statement, Tenant shall deliver to Landlord the amount of such underpayment or Landlord shall return to Tenant the amount of such overpayment, as the case may be.

4.3.2 Landlord Supervision. Section 4.3.2 of the Work Letter Agreement (pertaining to Landlord’s Supervision Fee) to the Lease is deemed incorporated herein by this reference and such Landlord’s Supervision Fee shall comply to the construction of the Tenant Improvements.

4.3.3 Contractor’s Warranties and Guaranties. Section 4.3.3 of the Work Letter Agreement (pertaining to Construction Warranties and Guaranties) to the Lease is deemed incorporated herein by this reference.

SECTION 5

SUBSTANTIAL COMPLETION

5.1 Substantial Completion. For purposes of the First Amendment, including for purposes of determining the Expansion Commencement Date (as set forth in Section 2.2 of the First Amendment), “Substantial Completion” of the Expansion Space shall occur upon the completion of construction of the Tenant Improvements in the Expansion Space pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor.

EXHIBIT “B”

5.2 Tenant Delays. If there shall be a delay or there are delays in the Substantial Completion of the Expansion Space (as a direct, indirect, partial, or total result of any of the following (collectively, “Tenant Delays”):

5.2.1 Tenant’s failure to timely approve any matter requiring Tenant’s approval, including the Cost Proposal and/or Tenant’s failure to timely perform any other obligation or act required of Tenant hereunder;

5.2.2 a breach by Tenant of the terms of this Work Letter Agreement or the Lease (as modified by the First Amendment);

5.2.3 Tenant’s request for changes in the Construction Drawings only to the extent such changes cause a delay in the timelines;

5.2.4 Tenant’s requirement for materials, components, finishes or improvements which are not available in a reasonable time (based upon the April 1, 2009 anticipated date of the Expansion Commencement Date) or which are different from, or not included in, the Specifications. In the event that items are not available, Landlord shall provide notice to Tenant of such unavailability and give Tenant the ability to select alternative items;

5.2.5 changes to the Base, Shell and Core required by the Approved Working Drawings only to the extent required by a specific use by Tenant that is not covered by the Lease;

5.2.6 any changes in the Construction Drawings and/or the Tenant Improvements required by applicable laws if such changes are directly attributable to Tenant’s use of the Expansion Space or Tenant’s specialized tenant improvement(s) (as determined by Landlord);

5.2.7 Tenant’s failure to comply with the Time Deadline; or

5.2.8 any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease and regardless of the actual date of the Substantial Completion of the Expansion Space, the Expansion Commencement Date (as set forth in Section 2.2 of the First Amendment) shall be deemed to be the date the Expansion Commencement Date would have occurred if no Tenant Delays, as set forth above, had occurred.

Notwithstanding anything above to the contrary, no Tenant Delay shall apply to any delays by the City of San Diego or other governmental agency, in issuing permits beyond the period of time required to issue building permits for the Tenant Improvements where the delays were not directly related to an action or inactions of Tenant.

SECTION 6

MISCELLANEOUS

Sections 6.1, 6.2, 6.3, 6.4 and 6.5 of the Work Letter Agreement attached to the Lease shall apply with full force and effect to Landlord’s and Tenant’s obligations under this Work Letter Agreement.

EXHIBIT “B”

SCHEDULE 1

TIME DEADLINES

	Dates	Actions to be Performed

1.	November 15, 2008	Tenant to submit Approved Working Drawings to the City of San Diego for all applicable building permits.

2.	December 15, 2008	Tenant to obtain all applicable building permits.

3.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

SCHEDULE 1